EXHIBIT (a)(13)

COLONIAL COMMERCIAL CORP. ANNOUNCES THAT IT HAS COMMENCED A TENDER OFFER FOR ITS CONVERTIBLE PREFERRED STOCK AT $1.25 PER SHARE

HAWTHORNE, New Jersey (August 21, 2009) – Colonial Commercial Corp. (“Colonial”) (OTC Bulletin Board: “CCOM,” “CCOMP”), today announced that it has commenced a tender offer for any and all shares of its Convertible Preferred Stock at $1.25 per share.

The offer is being made only by a tender offer statement and related documents that the Company is distributing to holders of its Convertible Preferred Stock, and that are also available, free of charge, at the SEC’s web site at www.sec.gov and on the Company’s website at www.colonialcomm.com.

The tender offer statement and related documents contain important information, including the expiration date and other terms and conditions of the tender offer. Security holders should carefully read the tender offer statement and related documents before they make any decision regarding the tender offer.

For further information, please contact William Pagano, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.